Exhibit 99.1
For Release at 4:01 PM Eastern on May 27, 2009
DSW INC. REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS;
PROVIDES ANNUAL OUTLOOK
COLUMBUS, Ohio, May 27, 2009/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $7.1 million on net sales of $385.8 million for the quarter ended May 2, 2009 compared with net income of $10.3 million on net sales of $366.3 million for the quarter ended May 3, 2008. Same store sales decreased 4.7% versus a decrease of 5.4% last year.
Diluted earnings per share were $0.16 for the first quarter of fiscal 2009 compared with diluted earnings per share of $0.23 last year.
Fiscal 2009 Outlook
For the fiscal year ending January 30, 2010, the Company estimates annual diluted earnings per share to be approximately $0.30 to $0.35.
The Company anticipates a mid-single digit decrease in comparable store sales and expects to open approximately ten new DSW stores compared with 41 new stores last year. Capital expenditures are expected to decrease to approximately $35 million compared with $81 million last year.
The Company will discuss its 2009 outlook more fully on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 4:30 PM Eastern, or call 1-800-798-2884 and reference passcode 75086535. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 71423591. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.
About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of May 27, 2009, DSW operated 304 stores in 38 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 363 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; the realization of our bankruptcy claims related to Filene’s Basement and Value City Department Stores; impact of the disposition of Filene’s Basement by Retail Ventures on the allocation of expenses pursuant to the shared services agreement with RVI; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of dsw.com; liquidity and investment risks related to our investments; our ability to secure additional credit upon the termination of our existing credit facility; and liquidity risks at Retail Ventures and its impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 2,	January 31,
	2009	2009
ASSETS
Cash and equivalents	$82,121	$54,782
Short-term investments, net	81,402	101,404
Accounts receivable, net	7,368	7,187
Inventories	278,229	244,008
Prepaid expenses and other current assets	21,511	24,790
Deferred income taxes	24,798	21,876

Total current assets	495,429	454,047

Property and equipment, net	230,344	233,366
Goodwill	25,899	25,899
Deferred income taxes and other assets	5,911	7,885

Total assets	$757,583	$721,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$120,390	$95,211
Accrued expenses	64,759	63,115

Total current liabilities	185,149	158,326

Deferred income taxes and non-current liabilities	98,656	97,287
Total shareholders’ equity	473,778	465,584

Total liabilities and shareholders’ equity	$757,583	$721,197

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended

	May 2, 2009	May 3, 2008

Net sales	$385,846	$366,264
Cost of sales	(280,865)	(269,217)

Gross profit	104,981	97,047
Operating expenses	(92,878)	(81,041)

Operating profit	12,103	16,006
Interest expense	(183)	(274)
Interest income	437	997

Interest income, net	254	723
Other-than-temporary impairment charge on investments	(395)

Earnings before income taxes	11,962	16,729
Income tax provision	(4,817)	(6,441)

Net income	$7,145	$10,288

Basic and diluted earnings per share:
Basic	$0.16	$0.23
Diluted	$0.16	$0.23
Shares used in per share calculations:
Basic	44,018	43,966
Diluted	44,289	44,149

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